REPORT OF SHAREHOLDER MEETING

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On November 24, 2003, a special shareholder meeting was held at which shareholders elected all of the nominated Trustees and approved proposals 2a, 2b and 3 as described in the Trust's proxy statement for the meeting.
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PROPOSAL NO.1
The eleven persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify:

NOMINEE                         FOR                     WITHHELD                TOTAL
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
James C. Swain                  10,664,751,996.733      829,350,818.430         11,494,102,815.163
Richard F. Grabish              10,685,550,320.573      808,552,494.590         11,494,102,815.163
William L. Armstrong            10,666,907,830.673      827,194,984.490         11,494,102,815.163
Robert G. Avis                  10,664,499,114.443      829,603,700.720         11,494,102,815.163
George C. Bowen                 10,679,708,629.423      814,394,185.740         11,494,102,815.163
Edward L. Cameron               10,681,288,921.763      812,813,893.400         11,494,102,815.163
Jon S. Fossel                   10,679,718,983.663      814,383,831.500         11,494,102,815.163
Sam Freedman                    10,675,617,170.483      818,485,644.680         11,494,102,815.163
F. William Marshall, Jr.        10,682,492,714.713      811,610,100.450         11,494,102,815.163
Beverly L. Hamilton             10,677,320,694.523      816,782,120.640         11,494,102,815.163
Robert J. Malone                10,687,679,558.543      806,423,256.620         11,494,102,815.163


FOR                     AGAINST                 ABSTAIN                 BROKER NON-VOTES        TOTAL
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PROPOSAL NOS. 2A-2B
2A. Approval of the amendment to the Trust's fundamental investment restriction regarding investments in debt securities having a maturity greater than the time limitation provided in Rule 2a-7:

9,293,587,713.793       1,082,635,066.250       1,117,880,035.120       --                      11,494,102,815.163

2B. Approval of the amendment to the Trust's fundamental investment restriction regarding the Trust's concentration policy:
9,251,658,952.623       1,061,275,830.630       1,181,168,031.910       --                      11,494,102,815.163

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PROPOSAL NO. 3
3. To approve a new Investment Advisory Agreement to eliminate an expense limitation:
8,082,944,484.773       2,310,923,214.280       1,100,235,116.110       --                      11,494,102,815.163
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